EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this statement on Schedule 13D (“Statement”) is being jointly filed, and any amendments thereto will be jointly filed, by Forager Fund, L.P., as the main and designated filer, on behalf of each of the persons and entities named below that is named as a reporting person in such filing. Each of the undersigned is responsible for the timely filing of this Statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 6th day of June, 2023.

FORAGER FUND, L.P.

By:	Forager Capital Management, LLC, its General Partner

By:	/s/ Robert MacArthur
Name:	Robert MacArthur
Title:	Managing Partner

FORAGER CAPITAL MANAGEMENT, LLC

By:	/s/ Robert MacArthur
Name:	Robert MacArthur
Title:	Managing Partner

EDWARD KISSEL

/s/ Edward Kissel
Edward Kissel

ROBERT MACARTHUR

/s/ Robert MacArthur
Robert MacArthur